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  EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)




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                                            THREE MONTHS ENDED SEPT.  30,       NINE MONTHS ENDED SEPT. 30,
                                            -----------------------------       ---------------------------
                                                1995             1994             1995              1994
                                                ----             ----             ----              ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Average shares outstanding                      8,664            8,593             8,654             8,547


Net effect of dilutive stock options,
   based on the treasury stock method              46               68                41                83
                                               ------          -------           -------           -------

Total shares used in computation                8,710            8,661             8,695             8,630
                                               ======          =======           =======           =======


Net income                                     $3,832          $ 3,556           $10,943           $10,220
                                               ======          =======           =======           =======



Net income per share                           $  .44          $   .41           $  1.26           $  1.18
                                               ======          =======           =======           =======
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